Exhibit No. 19.1

BARNWELL INDUSTRIES, INC.
STATEMENT OF COMPANY POLICY
ON INSIDER TRADING
The Need for a Policy Statement
The purchase or sale of securities of Barnwell Industries, Inc. while possessing material nonpublic (“insider”) information relating to Barnwell or any of its subsidiaries (together, the “Company”) or the selective disclosure of such information to others who may trade in the securities of the Company is prohibited by federal and state securities laws. As part of your employment, many of you have access to material nonpublic information about the Company or about the Company’s business (including information about other companies with which the Company does or may do business).
Barnwell has adopted this Policy Statement to avoid even the appearance of improper conduct on the part of the Company employee (not just so-called insiders). Since its beginning Barnwell has worked hard to establish a reputation for integrity, ethical conduct and good corporate citizenship. Barnwell expects all Company employees to adhere to this Policy Statement and thereby help us preserve and further this reputation.
Policy
No Company director, officer or employee who has material nonpublic information relating to the Company may directly or indirectly buy or sell securities of Barnwell or engage in any other action to take personal advantage of such information, or pass it on to others. The insider trading policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company’s securities. This policy also applies to information relating to any other company, including customers or suppliers of the Company, obtained in the course of employment. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided.
Liability of Supervisory Persons
Barnwell, as well as any Company director, officer or employee, may be subject to liability under applicable securities laws if Barnwell or such person knew or recklessly disregarded the fact that a person directly or indirectly under Barnwell’s or such person’s control was likely to engage in insider trading and failed to take appropriate steps to prevent such an act before it occurred. The penalties for such inaction can be significant.
If material nonpublic information is inadvertently disclosed, no matter what the circumstances, by any Company director, officer or employee, the person making or discovering such disclosure should immediately report it to Barnwell’s general counsel.
Definition of Material Nonpublic Information
“Material” information is any information that a reasonable investor would likely consider important in a decision to buy, hold or sell securities – in short, any information which could reasonably affect the price of the securities of Barnwell, whether positive or negative.
“Nonpublic” information is any information which has not been disclosed generally to the marketplace. Information about the Company that has not yet been contained in a filing made by Barnwell with the Securities and Exchange Commission or otherwise been made generally available through press release or other general form of public disclosure by Barnwell should be considered nonpublic. All information that you learn about the Company or its business plans in connection with your employment is potentially “insider” information until publicly disclosed or made available by Barnwell. You should treat all such information as confidential and proprietary to Barnwell. Similarly, information received about another company in circumstances indicating that it is not yet in general circulation should be considered nonpublic. Nonpublic information may not be disclosed to others, including family members, relatives, friends and social acquaintances or business associates, who do not need to know it for legitimate business reasons. If nonpublic information is also “material” you are required by law and this Policy Statement to refrain from trading in the securities of Barnwell and from passing the information on to others who may trade in the securities of Barnwell.
Common examples of information that will frequently be regarded as material, assuming it has not been publicly disclosed by Barnwell, are financial results, including earnings or losses; projections of future earnings or losses; major marketing changes; news of a pending or proposed joint venture, merger, acquisition, tender offer or securities offering; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policies or the declaration of a stock split or the offering of additional securities; changes in management; major personnel changes; significant litigation or government investigations; or the gain or loss of a substantial customer or supplier.
Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any securities transaction you should carefully consider how regulators and others might view such transaction in the future.

Tipping Information to Others
Whether the information is proprietary information about the Company or information that could have an impact on the price of Barnwell’s securities, you must not pass the information on to others, including family members, relatives and others living in your home, friends and social acquaintances or business associates. Employees are expected to be responsible for the compliance with this Policy Statement by their family members and others living in their home. The above restrictions and penalties apply whether or not you derive any benefit from another’s actions.
Timing
It would be improper for a Company employee to trade securities of Barnwell immediately after Barnwell has made a public announcement of material information, including releases of financial results. Because Barnwell’s shareholders and the investing public should be afforded the time to receive the information and act upon it, as a general rule you should not engage in any transactions until at least three full business days after material information has been released publicly, if such release has been made in a national medium, or five full business days after material information has been released publicly, where the release is not so widespread.
Blackout Periods and Trading During Window Periods
Investment by Company employees in Barnwell securities is encouraged. The most appropriate periods to buy or sell securities of Barnwell are the period beginning on the third business day and ending on the fifteenth business day following the release of quarterly or annual financial results (so-called “window periods”). If you participate in the preparation of the Company’s financial statements or otherwise learn of the Company’s financial performance by virtue of nonpublic information, you should refrain from trading in securities of Barnwell for the one-month “blackout” period immediately preceding the preliminary announcement of Barnwell’s quarterly or annual financial results. If you are ever uncertain when the blackout periods occur, please ask for clarification from Barnwell’s general counsel.
From time to time, an event may occur, or be about to occur, that is material to the Company and is known by only a few directors or executive officers. Upon the occurrence, or pending occurrence, of such an event, the general counsel may notify the directors and such other executive officers or other persons as he or she may designate that an event-specific blackout period is in effect. For so long as the event remains material and nonpublic, the persons who are aware of the event, as well as other persons covered by the quarterly earnings blackout procedures, may not trade in the Company's securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company's securities during an event-specific blackout, the general counsel will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of any person to be designated as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.
It is permissible to trade at other times, provided that prior to trading you contact Barnwell’s general counsel if required below. This pre-clearance procedure will help in monitoring compliance with this Policy Statement and securities laws that may be applicable to your proposed transaction. Remember, however, you may not buy or sell Barnwell securities even during window periods if you are in possession of material nonpublic information. These rules apply to gifts, pledges of stock and hedges.
Company Assistance
Any person who has a question about a specific transaction may obtain additional guidance from Barnwell’s general counsel. Remember, however, the ultimate responsibility for adhering to this Policy Statement and avoiding improper transactions rests with you. It is imperative that you use your best judgment.
Pre-Clearance of Trades by Directors, Officers and Certain Other Personnel
To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an officer or other managerial employee of the Company trades in securities of Barnwell while unaware of a pending major development), the procedure set forth below must be followed by the directors, officers and other managerial personnel of the Company, all individuals reporting directly to such persons and by other Company employees who are likely to have access to material nonpublic information. If you are uncertain whether you fall into the category of people to whom the pre-clearance requirement applies, please ask Barnwell’s general counsel. Any request for pre-clearance must be received by the general counsel at least two business days in advance of the proposed transaction.
All transactions in securities of Barnwell (acquisitions, dispositions, transfers, puts, calls, options, etc.) by any person in one of the above-mentioned categories must be pre-cleared by Barnwell’s general counsel. If you are a member of one of these designated groups and are contemplating a transaction, you should contact Barnwell’s general counsel in advance. This requirement does not apply to stock option exercises or purchases under Barnwell’s stock purchase plan, but would cover market sales of Barnwell securities obtained pursuant to stock option plans.
Public Disclosure of Insider Information
If you believe you may be in possession of material nonpublic information, do not disclose that information to anyone outside the Company or to anyone within the Company who does not have a need to know such information without first discussing it with Barnwell’s general counsel.

Additional Prohibited Transactions
The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that directors, officers and other employees may not engage in any of the following transactions:
Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy Statement. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors from engaging in short sales.
Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy Statement. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)
Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors and employees are prohibited from engaging in any such transactions.
Exception for Approved 10b5-1 Plans
Trades by covered persons in the Company's securities that are executed pursuant to an approved 10b5-1 plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in this Policy Statement or to the restrictions set forth above relating to pre-clearance procedures and blackout periods.
Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a 10b5-1 plan must be entered into before you are aware of material nonpublic information. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party.
The Company requires that all 10b5-1 plans be approved in writing in advance by the general counsel. 10b5-1 plans generally may not be adopted during a blackout period and may only be adopted before the person adopting the plan is aware of material nonpublic information.
Post-Termination Transactions
The Policy Statement continues to apply to your transactions in Company securities even after your employment or other service relationship terminates. If you are aware of material nonpublic information when your employment or other service relationship terminates, you may not trade in Company securities until that information has become public or is no longer material.